UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2015

Ohr Pharmaceutical, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-88480	# 46-5622433
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 3rd Avenue, 11th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212)-682-8452

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 6, 2015, the registrant increased the size of its board of directors to six and appointed Dr. Jason Slakter as a Class II Director for a term expiring on March 10, 2015, the date of the next annual meeting of stockholders. Under the Contribution Agreement, dated May 14, 2014, with SKS Ocular, LLC (and its affiliates), the registrant agreed to appoint Dr. Slakter, the designee of SKS, as a director and the registrant entered into a consulting agreement with Dr. Slakter which provides for payment of $7,692.31 bi-weekly in return for his consulting services. Prior to the Contribution Agreement, Dr. Slakter was retained by the registrant as a consultant. Dr. Slakter is also a principal of one of the registrant’s vendors and was previously a member of the registrant’s Scientific Advisory Board. The registrant issued a press release with additional information about Dr. Slakter, a copy of which is being furnished as exhibit 99.1 to Form 8-K.

The Company also entered into amendments of the employment agreements with Dr. Irach Taraporewala, CEO, and Sam Backenroth, CFO, extending the terms of their respective agreements to February 28, 2016 and providing for automatic renewal for additional one year terms thereafter. The registrant also authorized payments of bonuses of $183,750 and $150,000 to Dr. Taraporewala and Mr. Backenroth respectively, for the year ended September 30, 2014.

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.	Description

10.50	Amendment, dated January 6, 2015, to Taraporewala employment agreement
10.51	Amendment, dated January 6, 2015, to Backenroth employment agreement
99.1	Press Release Dated January 8, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OHR PHARMACEUTICAL, INC.

Dated: January 8, 2015
	By:	/s/ Irach Taraporewala

Dr. Irach Taraporewala, President and CEO

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